Exhibit 99.1

FINISH LINE REPORTS 2% INCREASE IN 1st QUARTER COMPARABLE STORE SALES AND RECONFIRMS EARNINGS GUIDANCE

** Total sales increase 13% for Q1

** Comparable sales increase 2% on top of 14% gain for Q1 LY

** Reconfirming earnings guidance for Q1

INDIANAPOLIS- June 2, 2005-The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $291,226,000 for the thirteen weeks ended May 28, 2005 (“1st quarter” or “Q1”), an increase of 13% (thirteen percent) over net sales of $257,966,000 for Q1 last year (“Q1 LY”). Comparable store net sales for Q1 increased 2% (two percent) on top of a 14% (fourteen percent) increase reported for the comparable thirteen-week period last year.

The net sales reported above for Q1 include the net sales for Man Alive, a wholly owned subsidiary of The Finish Line, Inc., which was acquired on January 29, 2005. However, the net sales of Man Alive are not included in the comparable store net sales for either period reported.

Mr. Alan H. Cohen (Chairman and Chief Executive Officer) stated: “We are pleased to report our tenth consecutive quarterly comparable store sales gain. The 2% gain for the quarter was on top of a combined two-year comparable increase of 28%. Sales were lead by premium product including new technologies and marquee shoes from our brand partners and resulted in an 8% increase in the average selling price of footwear and improved product margins for the quarter. Our inventory level remains on plan and is expected to be up 2-4% on a comparable per square foot basis and fresher than one year ago. These results, going against our most difficult quarterly comparisons for the year, give us positive momentum as we enter the second quarter and prepare for the important back-to-school selling season.”

The Company expects that diluted earnings for the 1st quarter will be at the mid to high end of the guidance range of $.24 to $.26 per share. For Q1 LY, the Company reported $.21 diluted earnings per share. The Company expects to report earnings for Q1 on Thursday, June 23rd, after the market closes followed by a live conference call on Friday morning, June 24th at 8:30 am ET.

During Q1, the Company opened 28 new Finish Line stores, remodeled seven existing stores and closed one store. The Company also opened one Man Alive store, a new prototype, during this period. For Fiscal 2006, the Company plans to open 70 new Finish

Line stores, remodel 25 existing stores and close 3-5 stores. Additionally, the Company plans to open 10-15 Man Alive stores during the year. As of May 28, 2005, the Company operated 625 Finish Line stores compared to 550 at May 29, 2004. In addition, Finish Line store square footage increased 12% to 3,547,000 square feet compared to 3,164,000 square feet at May 29, 2004. As of May 28, 2005, Man Alive operated 38 stores totaling 107,000 square feet.

The Company did not repurchase any Class A Common Shares during Q1 under the current share repurchase authorization, which expires December 31, 2007.

The Company will make available a recorded message covering first quarter net sales by dialing 1-706-645-9291 (Conference ID# = 6636639). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, June 2nd. After the initial 48-hour period the recording will be available at www.Finishline.com through June 10th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear,

apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 625 Finish Line stores in 46 states and online. In addition, the Company also operates 38 Man Alive stores in nine states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

/klh

Investor Relations:

CONTACT:	Steven J. Schneider, 317-899-1022, Extension 6528
Senior Executive Vice President – COO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager
THE FINISH LINE, INC., INDIANAPOLIS